                       SOFTWARE DISTRIBUTION AGREEMENT

THIS SOFTWARE DISTRIBUTION AGREEMENT (this "Agreement") is made as of September 10, 1997 by and between HEWLETT-PACKARD COMPANY, a California corporation ("HP"), and CrossZ Software Corporation, a Delaware corporation ("Licensor").

1.       DEFINITIONS

         1.1 "Documentation" shall mean such manuals and other standard end-user and technical documentation that Licensor ordinarily makes available with a Program, including amendments and revisions thereto.

         1.2 "Enhancements" shall mean modifications, improvements, updates, error corrections, bug fixes, or other enhancements with respect to the functionality or performance of the Program which Licensor may provide for the Program.

         1.3 "HP Product" shall mean HP products of which the Program identified in Exhibit A operate on or with.

         1.4 "Order" means a written or electronic purchase order issued by HP to Licensor for the purchase of Programs.

         1.5 "Program" shall mean the prepackaged versions of Licensor's software program(s) listed and described in Exhibit A hereto, including all Program Enhancements, Revisions, Versions and localized versions thereto as further set forth below

         1.6 "Revision" shall mean a version of the Program which contains Enhancements and is designated by Licensor by a number on the right of the decimal point (e.g, Version I.X).

         1.7 "Version" shall mean a version of the Program which contains substantial and significant Enhancements, or other substantial change in functionality or performance as compared to the previous version (if any), and which is designated by Licensor by a number on the left of the decimal point (e.g. Version X.O).

2.       RIGHTS GRANTED AND RESTRICTIONS

         2.1 License to the Program Object Code. Subject to the terms and conditions set forth herein, Licensor hereby grants to HP, its subsidiaries, divisions and affiliates a non-exclusive, worldwide license to use, display and distribute the Program, either separately or as bundled with an HP Product. Such license shall include the right of HP to sublicense distributors, resellers, and other third parties to achieve the foregoing. In the event HP desires to sublicense and distribute, either directly or indirectly, the Packaged Program outside of the United States and Canada, the parties shall negotiate in good faith to execute an amendment(s) to this Agreement for such new geographic area to address any contractual or business issues that either party identifies with regard to the distribution of the Programs in such territory(ies).

         2.2 License to the Documentation. Subject to the terms and conditions set forth herein, Licensor hereby grants to HP, its subsidiaries, divisions and affiliates a non-exclusive, worldwide license to use, reproduce, display and distribute the Documentation for use with a Program. Such license shall include the right of HP to sublicense distributors, resellers, and other third parties to achieve the foregoing. HP will make reasonable efforts to notify Licensor if HP intends to distribute the Program through an HP reseller or affiliate, and both parties agree to negotiate in good faith to resolve any additional issues that either party identifies to facilitate distribution through such reseller or affiliate channels.

         2.3 License for Consulting Purposes. Subject to the terms and conditions set forth herein, Licensor hereby grants to HP, its subsidiaries, divisions and affiliates a royalty-free, non-exclusive, worldwide license to use and display the Program and Documentation to provide consulting services, including but not limited to demonstrations of the Program and installation or integration of the Program with hardware or other software products, to HP customers. Such license shall include the right of HP to sublicense distributors, resellers, and other third parties to achieve the foregoing.

         2.4 Restrictions. HP agrees not to decompile, disassemble or otherwise seek to reduce the object code of the Program to its source code form or authorize others to do so, unless permitted by law.

         2.5 Trademarks. Neither party is granted any right or interest to the trademarks, marks or trade names (collectively, "Marks") of the other party. Neither party may use the other's Marks without the prior written consent of the other party. Notwithstanding the foregoing, Licensor agrees that HP may, in its discretion, use Licensor's name and the Program name to identify the Program distributed by HP

         2.6 Customer License. All Programs will be licensed to end users pursuant to an end user license substantially in the form of the software license contained in HP Software License Terms, the current form of which is attached hereto as Exhibit F.

3.       ORDER AND SHIPMENT OF PROGRAMS

         3.1 Orders. Each delivery of Programs will be initiated by an Order issued to Licensor by HP. Each Order should include:
                  (i) unit quantity; (ii) unit price; (iii) shipping destination; (iv) delivery date; (v) HP reseller certificate number, and (vi) other instructions or requirements pertinent to the order. (e.g. end user customer including location, contact name & phone #, HP sales rep)

         3.2 Order Acknowledgment. Unless Licensor gives HP notice of its objection to any such term or condition within five work days after HP's issuance of the order, Licensor will be bound by the terms and conditions of every Order regardless of whether Licensor acknowledges or otherwise signs the Order.

         3.3 Order Changes. HP may without charge postpone, decrease, increase, or cancel any Order by notice to Licensor prior to shipment.

         3.4 Shipment Requirements. Licensor shall use its best efforts to ship all Orders complete. Licensor will give HP immediate notice if it knows that it cannot meet a delivery date or that only a portion of the Programs will be available for shipment to meet a delivery date. For partial shipments, Licensor will ship the available Programs unless directed by HP to reschedule shipment. If Licensor ships any Programs by a method other than as specified in the corresponding Order, Licensor will pay any resulting increase in the cost of freight. HP may utilize drop shipment options to any HP shipping destination. If HP designates a drop shipment location outside the country in which the Order is placed, HP agrees to pay any additional costs associated with the shipment.


         3.5 Meeting Delivery Dates. If due to Licensor's failure to make a timely (within 5 days of requested ship date) shipment, the specified method of transportation would not permit Licensor to meet the delivery date, the Programs affected will be shipped by air transportation or other expedient means acceptable to HP. Licensor will pay for any resulting increase in the freight cost over that which HP would have been required to pay by the specified method of transportation.

         3.6 Packaging. Licensor must preserve, package, handle, and pack all Programs so as to protect the Programs from loss or damage, in conformance with good commercial practice, government regulations, and other applicable standards. Special static protection must be provided for Programs reqarding such packaging.

         3.7 Responsibility For Damage. Licensor will be liable for any loss or damage due to its failure to properly preserve, package, handle, or pack Programs. HP will not be required to assert any claims for such loss or damage against the common carrier involved.

         3.8 Country of Origin Certification. Upon HP's request, Licensor shall provide HP with an appropriate certification stating the country of origin for Licensor Program, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States.

         3.9 F1ow Down. HP and Licensor agree that the terms and conditions set forth in any contract between HP and its customer as they relate to the Program to be provided, by Licensor shall be binding on Licensor, upon Licensor's written agreement thereto. HP will give Licensor the opportunity to review said terms. In the event that Licensor disputes the flow down of certain terms and conditions, Licensor shall provide HP with its reasons, in writing. If
                  HP and Licensor are unable to
                  agree on the flow down of any terms and conditions, either party shall have the right to terminate the applicable Order.

4.       PROGRAM MAINTENANCE AND SUPPORT

         4.1 Maintenance and Support. Licensor agrees to provide HP and its customers with ongoing maintenance and support for the Program as set forth in Exhibit C hereto. Licensor agrees to maintain such number of qualified personnel as is necessary to provide such timely and knowledgeable maintenance and support service.

                  Notwithstanding any termination of this Agreement, Licensor agrees to maintain and support the Program distributed by HP for at least three (3) years after such Program is last distributed by HP to a customer hereunder.

         4.2 Marketing Materials. Upon HP's request, Licensor will provide for HP's use and distribution reasonable amounts (initially estimated to be no more than 100 copies) of marketing materials in hardcopy and, as available, electronic versions.

         4.3 New HP Products. The parties intend that during the term of this Agreement, the Program will be compatible with future releases and revisions of the HP Products, including new or revised versions of the operating systems for the HP Products, provided that such new HP Products support the Program. Upon request by HP, Licensor agrees to use its best efforts to provide HP, at no additional charge, with the Program adapted for use with such new HP Products within one hundred-eighty (180) days after notification from HP, provided that HP makes available to Licensor such hardware and software reasonably necessary for Licensor to develop and qualify such adapted Program.

         4.4 Functionality Enhancements. HP may from time to time request significant functionality enhancements to a Program. Licensor agrees to develop these enhancements if both parties agree to the enhancement proposal, which may provide for additional payments by HP to Licensor. The fee for any such enhancements shall be at the rates Licensor charges its most favored customers for similar work. Prior to commencing work, Licensor will provide HP with a written estimate of the total fee for the proposed enhancement and the final fee shall not exceed the estimate by more than fifteen percent (15%) unless mutually agreed to by HP and Licensor.

5.       PAYMENT

         5.1 Distribution Fees. In consideration for the rights and licenses granted to HP under this Agreement, HP agrees to pay Licensor a fee for each copy of the Program that HP distributes in the amount set forth in Exhibit B. Such fee shall include the right to distribute appropriate Documentation. For each copy of Program Revision distributed to existing Program customers, HP agrees to pay the applicable fee as set in Exhibit B. No royalty is due with respect to the distribution of other Program Enhancements which Licensor may provide under this Agreement.

         5.2 Payment. Fees will accrue upon shipment of any copy of the Program or Revision by HP to HP's customer. All accrued fees will be paid by HP to Licensor within thirty five (35) days after the invoice date. HP may require confirmation of HP customer receipt prior to paying such invoice.

         5.3 Invoices. Licensor invoices should include: (i) unit quantity; (ii) unit price; (iii) address to send payment;
                  (iv) invoice due date; (v) HP contact and phone number; (vi) Licensor contact and phone number; (vii) HP Order #; and
                  (viii) other instructions or requirements pertinent to the invoice.

         5.4 Fee Warranty. Licensor warrants that the amounts payable hereunder by HP are no greater than those for any other licensee for similar quantities of licenses and similar conditions for those versions of the Program for use on similar non-HP hardware.

         5.5 Taxes. Licensor shall be solely responsible for taxes on amounts paid to Licensor by HP under this Agreement, including all state and local use, sales, property (ad valorem) and similar taxes. When applicable, HP shall provide Licensor with a reseller certificate number or other documentation so that Licensor may successfully claim exemption from tax.

6.       WARRANTY AND INDEMNIFICATION

         6.1 General Warranty. Licensor warrants that it owns all rights to each Program and accompanying Documentation, including all portions thereof, and that such interests are free of any and all restrictions, settlements, judgments or adverse claims. Licensor warrants it has full power and authority to grant HP the rights granted herein including the right to use and distribute each Program and Documentation worldwide and to authorize third parties to do the same.

         6.2 Program Warranty. Licensor warrants that each Program will operate in accordance with and conform to the specifications set forth in the Documentation, manuals and any relevant data sheet or promotional literature provided by Licensor. In the event that the Program fails to conform to such specifications, Licensor agrees that HP may return the product and Licensor shall promptly refund any moneys paid for such Program.

         6.3 General Indemnity. Licensor will indemnify and hold HP harmless of and from any and all loss, cost, claim, liability, suit, judgment or expense, including reasonable attorneys' fees, arising out of any breach of the above described warranties. Should any such claim or breach arise, HP shall have the right to withhold payment of any sums otherwise due under this Agreement but agrees to place the same in escrow or trust pending resolution.

         6.4 Infringement Warranty. Licensor warrants that the Program, Documentation, trademarks, copyrights and trade names related to the Program do not violate or infringe any patent, copyright, trade secret or other proprietary right of any third party and that Licensor is not aware of any facts upon which such a claim for infringement could be based.


         6.5 Infringement Indemnity. Licensor will defend any claim, suit, or proceeding brought against HP or its customers insofar as it is based on a claim that the Program or Documentation, or any part thereof, furnished by Licensor under this Agreement constitutes an infringement of any third party's patent, copyright, trademark, trade name, or unauthorized trade secret use; provided that Licensor is notified promptly in writing of such claim, and given authority, information and assistance (at Licensor's expense) to handle the defense or settlement of any such claim, suit or proceeding. Licensor agrees to pay all damages and costs awarded therein against HP and its customers.

                  In case any Program or Documentation or any part thereof in such suit is held to constitute an infringement and its use is enjoined, Licensor shall, at its own expense and at its option, either procure for HP and its customers the right to continue use or, if applicable, replace the same with a noninfringing program and documentation of equivalent function and performance, or modify them so they become noninfringing without detracting from function or performance.

                  Notwithstanding the foregoing, Licensor shall have no responsibility for claims arising from modifications of the Program made by HP if such claim would not have arisen but for such modifications.


         6.6 Year 2000 Warranty. Licensor warrants that each Program delivered under this Agreement shall be able to accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.


         6.7 Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSOR MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING THE PROGRAM, ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.


7.       TERM AND TERMINATION

         7.1 Term. Unless otherwise terminated earlier under this Section 7, this Agreement shall commence as of the date first set forth above, and shall continue for a period of [three (3)] years after such date. This Agreement will renew automatically for additional one (1) year periods unless written notice is given by one party to the other as to its intention not to renew this Agreement at least thirty (30) days prior to the end of the initial or any subsequent term.

         7.2 Termination for Breach. Either party may terminate this Agreement by written notice to the other party if the other party breaches any material provision of this Agreement and such breach is not cured within thirty (30) days after written notice thereof is received by the breaching party.


         7.3 Effect of Termination. Notwithstanding any termination of this Agreement, HP shall have the right to continue to use the Program and Documentation to support existing Program customers and all licenses granted to end users prior to the date of termination for use of the Program shall survive. Licensor agrees that HP shall have a period of thirty (30) days following the effective date of any termination to distribute copies of the Program which were delivered to HP's distribution channels prior to the effective date of termination.


         7.4 Survival. Notwithstanding any termination of this Agreement, the following provisions of this Agreement shall survive for the relevant period of time set forth therein, if any:
                  Sections 4.1 (Maintenance and Support), 6 (Warranty and Indemnification), 8 (Limited Liability), 9 (Confidential Information) and 10 (Other Provisions).


8.       LIMITED LIABILITY


         IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES ARISING FROM ANY CLAIM OR ACTION HEREUNDER, BASED ON CONTRACT, TORT OR OTHER LEGAL THEORY. THIS SECTION 8 SHALL NOT LIMIT ANY OBLIGATION UNDER SECTION 6. IN NO EVENT SHALL HP BE LIABLE TO LICENSOR FOR DAMAGES FOR ANY CAUSE WHATSOEVER IN AN AMOUNT IN EXCESS OF THE DOLLAR AMOUNT OF THE ORDER THAT IS THE SUBJECT MATTER OF THE CAUSE OF ACTION OR CAUSED THE DAMAGE RESULTING IN THE LIABILITY.


9.       CONFIDENTIAL INFORMATION


         9.1 The Program. All Programs in object code form and related Documentation provided to HP hereunder are deemed non-confidential, and HP is not under any obligation to Licensor to restrict access to or use of such Programs in object code form or related Documentation, provided HP otherwise complies with the terms of this Agreement.


         9.2 Confidential Information. During the term of this Agreement, either party may receive or have access to technical information, as well as information about product plans and strategies, promotions, customers and related non-technical business information which the disclosing party considers to be confidential ("Confidential Information"). In the event such information is disclosed, the parties shall first agree to disclose and receive such information in confidence. If then disclosed, the information shall (i) be marked as confidential at the time of disclosure, or (ii) if disclosed orally but stated to be confidential, be designated as confidential in a writing by the disclosing party summarizing the Confidential Information disclosed and sent to the receiving party within a reasonable period of time after such oral disclosure.

         9.3 Nondisclosure. Confidential Information may be used by the receiving party only with respect to performance of its obligations under this Agreement, and only by those employees of the receiving party who have a need to know such information for purposes related to this Agreement. The receiving party shall protect the Confidential Information of the disclosing party by using the same degree of care (but not less than a reasonable degree of care) to prevent the unauthorized use, dissemination or publication of such Confidential Information, as the receiving party uses to protect its own confidential information of like nature. The receiving party's obligation under this Section 9 shall be for a period of three (3) years after the date of disclosure. The foregoing obligation shall not apply to any information which is: (i) already known by the receiving party prior to disclosure; (ii) publicly available through no fault of the receiving party; (iii) rightfully received from a third party without a duty of confidentiality; (iv) disclosed by the disclosing party to a third party without a duty of confidentiality on such third party; (v) independently developed by the receiving party prior to or independent of the disclosure; (vi) disclosed under operation of law; or (vii) disclosed by the receiving party with the disclosing party's prior written approval.

10.      OTHER PROVISIONS

         10.1 Publicity. Each party agrees not to publicize or disclose the terms of this Agreement to any third party without the prior written consent of the other except as required by law. In particular, no press releases shall be made without the mutual written consent of each party.

         10.2 Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venture of the other.

         10.3 Relationship Managers. Each party designates the person(s) set forth in Exhibit E as the primary contact(s) of each party with respect to this Agreement, which person(s) may be redesignated by a party by notice to the other,

         10.4 Dispute Resolution. In the event of disagreement with respect to any aspect of this Agreement, the parties agree to discuss in good-faith to reach an amicable resolution, and to escalate such resolution process to the appropriate members of their respective management organization who have the power and authority to achieve a successful resolution.

         10.5 Notice. Unless otherwise stated, all notices required under this Agreement shall be in writing and shall be considered given upon personal delivery of the written notice or within forty eight (48) hours after deposit in the U.S. Mail, certified or registered, and addressed to the appropriate relationship manager as set forth in Exhibit E.

         10.6 No Assignment. Neither party may assign or transfer any of the rights or responsibilities set forth herein, or change its control of ownership, without the express written consent of the other party (which consent shall not be unreasonably withheld or delayed) and any purported attempt to do so shall be deemed void.

         10.7 Governing Law. This Agreement is made under and shall be construed in accordance with the law of the State of California, without reference to conflict of laws principles. Licensor and HP expressly agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or to the transactions processed under this Agreement.

         10.8 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect, and the parties will negotiate in good-faith a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

         10.9 Headings. The captions and headings used in this Agreement are for convenience in reference only, and are not to be construed in any way as terms or be used to interpret the provisions of this Agreement.

         10.10 No Distribution Obligation. Except as expressly provided herein, HP may in its sole discretion (with HP using reasonable efforts to notify and obtain Licensors agreement with respect to distribution through resellers or affiliates) decide to distribute or not distribute the Programs it deems appropriate. Nothing in this Agreement shall be construed or interpreted as placing a "best efforts" standard upon HP with respect to the use and distribution of the Program, or placing any minimum obligation to pay fees.

         10.11 Non-Restrictive Relationship. Nothing in this Agreement shall be construed to preclude HP from independently developing, acquiring from other third parties, distributing or marketing software programs or other products which may perform the same or similar functions as the Programs provided under this Agreement.

         10.12 Modifications. This Agreement may only be modified only by a writing signed by an authorized representative of each party.

         10.13 Waiver. Neither party's failure to exercise any of its rights hereunder shall constitute or be deemed a waiver or forfeiture of any such rights.

         10.14 Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions or other similar reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party, provided that the non-performing party gives prompt notice of such conditions to the other party and makes all reasonable efforts to perform.

         10.15 Export Control. Each party agrees to comply with all applicable United States laws and regulations which may govern the export of Program abroad, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce. Licensor shall promptly notify HP of any export restrictions or regulations applicable to Programs.

         10.16 Insurance. During the term of this Agreement Licensor shall carry at a minimum the levels of insurance described in Exhibit G and shall name HP as additional insured.

         10.17 Entire Agreement. This document represents the entire agreement between the parties as to the matters set forth herein and supersedes all prior discussions, representations or understandings between them.

         10.18 Exhibits. Each of the following Exhibits referred to in this Agreement is incorporated in full in this Agreement wherever reference to it is made:

                  EXHIBIT A PROGRAM DESCRIPTION
                  EXHIBIT B FEES
                  EXHIBIT C MAINTENANCE AND SUPPORT
                  EXHIBIT D TECHNICAL ASSISTANCE AND TRAINING
                  EXHIBIT E RELATIONSHIP MANAGERS
                  EXHIBIT F HP SOFTWARE LICENSE TERMS
                  EXHIBIT G LICENSOR CERTIFICATE OF INSURANCE

         10.19 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.


Agreed:

HEWLETT-PACKARD COMPANY                 CROSSZ SOFTWARE CORPORATION

By:                                     By: Daniel Pess
   -----------------------------           ----------------------------------

Print Name:                             Print Name: Daniel Pess
           ---------------------                   --------------------------

Title:                                  Title: Vice President - Finance
      --------------------------              -------------------------------

                                   Exhibit A



QOS Engine Version 2.0 - is designed to read a variety of data formats and process the data first into a multidimensional repository, and then into multiple QueryObjects.

QO DBA Version 2.0 - is a desktop administrative tool that works with QOS Engine and allows you to extract raw, atomic data from practically any data source, and to load it into a data repository specifically designed for the rapid creation of QueryObject datamarts.

QO Designer Version 2.0 - is a desktop administrative tool that works with QOS Engine and gives designers an intuitive way to define the data and schema for QueryObject datamarts.

QO Viewer Version 2.0 - is a front-end desktop tool that allows users to navigate, segment and filter the QueryObject datamart.

QO Open Version 2.0 - is an ODBC interface to QueryObject datamarts that allows users to interface with datamarts using other front-end tools such as query and reporting tools, statistical tools, mapping tools and data mining tools.

CrossZ Price List             Exhibit B

     SKU       Description          Retail Price   HP Discount    HP Price  VERSION            PLATFOTM
                                                                                          Environment, Media
QOE-HXU2-4     QOS ENGINE              $60,000         45%        $33,000     2.0      HP UX - Uni-Processor, 4MM
QOE-HXU2-8     QOS ENGINE              $60,000         45%        $33,000     2.0      HP UX - Uni-Processor, 8MM
QOE-HXU2-CD    QOS ENGINE              $60,000         45%        $33,000     2.0      HP UX - Uni-Processor, CD ROM

QOEHXD2-4      HP UX Single Domain     $93,000         45%        $51,150     2.0      HP UX - Multi-Processor
               Platform*

QOCP-W2        QOS CLIENT PACK     (all 4 components   45%           $330     2.0      WIN 3.1/WIN/NT (16 & 32 bit)
                                      below) $600

QODB-W2        QO DBA                    $125          45%           $69      2.0         WIN 3.1/WIN/NT

QOD-W2         QO DESIGNER               $125          45%           $69      2.0         WIN 3.1/WIN/NT

QOV-W2         QO VIEWER                 $450          45%          $248      2.0         WIN 3.1/WIN/NT

QOO-W2         QO OPEN                   $150          45%           $83      2.0         WIN 3.1/WIN/NT


*Domain - Customer is licensed to run multiple instances of the product on multiple processors within the same "box" (domain) simultaneously. However each instance (job) is only working on 1 and only 1 processor.

     SKU       Description                       Retail Price       HP Discount    HP Price
QOMTN          Maintenance (mandatory           18% of purchase       20%
               1st year)

QOIPS          5 day installation package**        $6,000             20%            $4,800

QOTRN          2 day training package**            $2,400             20%            $1,920

QOCNST         Consulting per day**                $1,200             20%            $  960

**Does not include travel expense

                                   EXHIBIT C

                            MAINTENANCE AND SUPPORT

Licensor shall provide at minimum the following maintenance and support with respect to the Program:

1. Receiving bug, error and defect reports, and promptly fixing or providing workarounds to such bugs, errors and defects. In the event a critical defect is discovered, Licensor agrees, via any reasonably appropriate method chosen by Licensor, to correct the defect and provide such correction within fifteen (15) calendar days after notice thereof. A critical defect is generally defined as one which causes the system not to function or to lose data and for which there is no known workaround. All costs and expenses for such corrections shall be borne by Licensor.

2 Maintaining a telephone number and technician to receive calls during normal business hours concerning problems and questions, including receiving calls from HP customers forwarded by HP.

3 Providing prompt notification and assistance in the event Licensor determines a problem exists, but not later than seven (7) calendar days after determination of such problem.

4 Providing normal evolutionary Enhancements and Revisions, including instructions for implementation, no later than 90 days following general release of the foregoing.

5 Providing a designated, knowledgeable support contact for providing technical support, who may be changed by written notice.

6. Licensor agrees to provide the above Maintenance and Support to HP at [ no charge ] during the term of this Agreement. During the first year of such Maintenance and Support, HP may provide first line assistance to HP's customers.

7. In order to provide adequate Maintenance and Support to HP and HP's customers, Licensor agrees to maintain an HP operating system at its site to reproduce and resolve Program problems occurring on such HP Product. If Licensor can not duplicate the problem at Licensor's site, Licensor agrees to work with HP to duplicate problem at an HP facility on HP owned equipment. Licensor agrees to provide the above Maintenance and Support to the relevant HP personnel (those who have been trained on Licensor's product) as may be designated by HP from time to time.

8. Commencing one year after shipment of the Program, Licensor shall retain sole responsibility to secure maintenance and support fees should the HP customer desire such maintenance and support and Licensor shall retain all revenues from such maintenance and support fees.

                                   EXHIBIT D

                       TECHNICAL ASSISTANCE AND TRAINING


Licensor agrees to provide, at no charge to HP, on-going technical assistance with respect to the Program, and training with respect to the use, reproduction and distribution of the Program as contemplated under the Agreement.

Licensor agrees to provide technical training to HP personnel at Licensor's facilities at times mutually agreeable to HP and Licensor. The technical training shall be for the purposes of enabling such HP personnel to properly demonstrate and sell the Program to prospective customers. Licensor agrees to provide technical training up to 3 days of training for up to 20 HP personnel at no charge to HP, or as mutually agreed to. HP shall be responsible for any travel and other HP related expenses incurred by it in attending such technical training classes.


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


                                   EXHIBIT E

                       NOTICE AND RELATIONSHIP MANAGERS


HP                                     LICENSOR

Account Manager
---------------

Mellisa Collins                        Lenn Platnick
972-830-6335                           215-321-4903


Technical Manager
-----------------

Dennis Ballow                          Thomas Siragusa
972-830-8907                           516-228-8500


Marketing Manager
-----------------

Terry Daly                             Robert Thompson
972-868-4336                           516-228-8500


Notices with respect to the administration of this Agreement shall be addressed to the _____________ manager set forth above.


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



                                   EXHIBIT F
                           HP SOFTWARE LICENSE TERMS

         1.       DEFINITIONS

a) "Software" means one or more programs capable of operating on a controller, processor or other hardware Product ("Device"). Software is either a separate Product, included with another Product ("Bundled Software"), or fixed in a Device and not removable in normal operation ("Firmware").

b) "Use" means storing, loading, installing, executing, or displaying Software on a Device.

c) "Products" means hardware, Software, documentation accessories, supplies, parts and upgrades that are determined by HP to be available from HP upon receipt of Customer's order. "Custom Products" means Products modified, designed or manufactured to meet Customer requirements.

d) "Software License" means the Use authorization(s) for the Software specified by HP in its quotation, invoice or other documentation. Each Software License has a corresponding License Fee.

e) "License Fee" means the fee or fees designated by HP for Use of Software. Different License Fees may apply to particular Software if more than one Software License is available for that Software.

         2.       LICENSES

In return for the License Fee, HP grants Customer a non-exclusive license to Use the Software listed in Customer's order in conformance with the applicable Software License. Details of the types of Software Licenses offered are available from HP on request. If no Software License is specified, then, in return for the applicable fee, HP grants Customer a license to Use one copy of the Software on one Device at any one time. All Software Licenses will be perpetual unless terminated, transferred or otherwise specified.

If Customer is an HP authorized reseller, Customer may sublicense the Software to an end-user for its Use, or (if applicable) sublicense the Software to an HP authorized reseller for subsequent distribution to an end-user for its Use. These sublicenses must incorporate the terms of this license in a written sublicense agreement, which will be made available to HP upon request.

         3.       GENERAL LICENSE TERMS

a) Unless otherwise permitted by HP, Customer may only make copies or adaptations of the Software for archival purposes or when copying or adaptation is an essential step in the authorized Use of the Software on a backup Device, provided that copies and adaptations are used in no other manner and provided further that the Use on the backup Device is discontinued when the original or replacement Device becomes operable.

b) Customer must reproduce all copyright notices in or on the original Software on all permitted copies or adaptations. Customer may not copy the Software onto any public or distributed network.

c) Bundled Software or Firmware provided to Customer may only be used when operating the associated Device in configurations as sold or subsequently upgraded by HP. Customer may transfer Firmware only upon transfer of the associated Device.

d) Updates, upgrades or other enhancements are available under HP Support agreements. HP reserves the right to require additional licenses and fees for Use of the Software on upgraded Devices.

e) The Software is owned and copyrighted by HP or by third party suppliers. Customer's license confers no title or ownership and is not a sale of any rights in the Software, its documentation, or the media on which they are recorded or printed. Third party suppliers may protect their rights in the Software in the event of any infringement.

f) Customer will not disassemble or decompile the Software without HP's prior written consent. Where Customer has other rights under statute, Customer will provide HP with reasonably detailed information regarding any intended disassembly or decompilation. Customer will not decrypt the Software unless necessary for legitimate use of the Software.

g) Customer's Software License is transferable subject to HP's prior written authorization and payment to HP of any applicable fees. Customer will immediately upon transfer deliver all copies of the Software to the transferee. The transferee must agree in writing to the terms of Customer's license. All license terms will be binding on involuntary transferees, notice of which is hereby given. Customers license will automatically terminate upon transfer.

h) HP may terminate Customers or any transferee's or sublicensee's Software License upon notice for failure to comply with any applicable license terms. Immediately upon termination, the Software and all copies of the Software will be destroyed or returned to HP. Copies of the Software that are merged into adaptations, except for individual pieces of data in Customer's or transferee's or sublicensee's data base, will be removed and destroyed or returned to HP. With HP's written consent, one copy of the Software may be retained subsequent to termination for archival purposes.

i) In this clause on Licenses to the U.S. Government, the term "Customer" means HPs direct purchaser, any entity sublicensing the Software, and the end-user.

         1) If Software is licensed for use in the performance of a U.S government prime contract or subcontract, Customer agrees that Software has been developed entirely at private expense. Customer agrees that Software, and any derivatives or modifications, is adequately marked when the Restricted Rights Legend below is affixed to the Software or to its storage media and is perceptible directly or with the aid of a machine or device. Customer agrees to conspicuously put the following legend on the Software media with Customer's name and address added below the notice:

                           RESTRICTED RIGHTS LEGEND

Use, duplication or disclosure is subject to HP standard commercial license terms or to the following restrictions, whichever is applicable;

1) for non-DOD Departments and Agencies of the U.S. Government, as set forth in FAR 52.227-19(c)(1-2)(Jun 1987)

2) for the DOD and its Agencies, as set forth in DFARS 252.227-7013 (c) (1)
(ii) (Oct 1988), DFARS 252.211-7015(c)(May 1991), whichever is applicable.

                            Hewlett-Packard Company
                              3000 Hanover Street
                          Palo Alto, CA 94304 U.S.A.

        Copyright (c) 199_ Hewlett-Packard Company. All Rights Reserved

         2) Customer further agrees that Software is delivered and licensed as "Commercial computer software" as defined in DFARS 252.227-7013(Oct
         1988), DFARS 252.211-7015(May 1991) or DFARS 252.227-7014(Jun 1995), or
         as a " commercial item" as defined in FAR 2.101(a), or as "Restricted computer software" as defined in FAR 52.227-19 (Jun 1987) (or any equivalent agency regulation or contract clause), whichever is applicable. The Customer agrees that it has only those rights provided for such Software by the applicable FAR or DFARS clause or the HP standard software agreement for the product involved.

j) Neither party may assign any rights or obligations hereunder without prior written consent of the other party.

k) Customer who exports, re-exports or imports HP licensed Products, technology or technical data purchased hereunder, assumes responsibility for complying with applicable laws and regulations and for obtaining required export and import authorizations. HP may suspend performance if Customer is in violation of any applicable laws or regulations.

l) Disputes arising in connection with this Agreement will be governed by the laws of the country and locality in which HP accepts the order.

m) These HP Software License Terms supersede any previous communications representations or agreements between the parties, whether oral or written, regarding transactions hereunder. Customer's additional or different terms and conditions will not apply. These HP Software License Terms may not be changed except by an amendment signed by an authorized representative of each party.

                    Effective the ___ day of _______, 19__


 AGREED TO:                               AGREED TO:

 Customer:                                HP:
          ---------------------------        ---------------------------------


 Authorized Representative Signature      Authorized Representative Signature

 Name:                                    Name:
      -------------------------------          -------------------------------

 Title:                                   Title:
       ------------------------------           ------------------------------


 Address:                                 Address:
         ----------------------------             ----------------------------

         ----------------------------             ----------------------------

         ----------------------------             ----------------------------

         ----------------------------             ----------------------------